Exhibit 99.1

CONTACT:

VIVUS, Inc.	Media Relations:	GolinHarris
Timothy E. Morris		Ashley Buford
Chief Financial Officer		abuford@golinharris.com
morris@vivus.com		212-373-6045

	Investor Relations:	The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

VIVUS PROVIDES UPDATE ON THE REVIEW OF THE QSIVA MARKETING AUTHORIZATION APPLICATION

MOUNTAIN VIEW, Calif., September 21, 2012/PRNewswire/ — VIVUS, Inc. (NASDAQ: VVUS) today announced that based on preliminary feedback from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP), the company expects an opinion recommending against approval of the Marketing Authorization Application (MAA) for Qsiva™ (phentermine/topiramate ER) for the treatment of obesity.  The formal written decision from the CHMP is expected following their October 2012 meeting.  Depending upon the reasons presented in their formal communication, the company will either resubmit the MAA with additional data or appeal this decision and request a re-examination by the CHMP.

“Obesity remains an unmet medical need in the European Union (EU). We await the official decision, which should provide specifics on any additional requirements leading to the approval of Qsiva in the EU.  We will work closely with the CHMP to address the Committee’s concerns.  VIVUS is committed to making this important medication available to obese patients in the EU.”

Approximately 50% of adult Europeans are obese or overweight and there are limited treatment options in Europe to address this high unmet medical need. Qsiva, known by its US trade name as Qsymia™, was approved by the FDA in July 2012 and was recently launched in the United States.  Qsymia was studied in over 3,500 patients over 56 weeks establishing it as a safe and effective treatment for obesity.

About Qsymia

Qsymia™ (pronounced Kyoo sim ee’ uh) is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV must not be used by women who are pregnant; by patients with eye problems (glaucoma); by patients who have been told they have an overactive thyroid; by patients taking a type of anti-depressant called MAOI; or by patients who are allergic to phentermine, topiramate, or any of the ingredients in Qsymia.

Qsymia can harm your unborn baby.  If you take Qsymia while you are pregnant, your baby has a higher risk for birth defects called cleft lip and cleft palate. You should have a negative pregnancy test before taking Qsymia and every month while taking Qsymia. Use effective birth control (contraception) consistently while taking Qsymia. If you become pregnant while taking Qsymia, you should stop taking Qsymia immediately and contact your healthcare provider right away.

Qsymia can also increase your heart rate, may affect your vision and cause an increased pressure in your eyes, and may cause disturbances in concentration, attention, memory or speech.  Topiramate, a component of Qsymia, may cause you to have suicidal thoughts or actions, and may cause depression. You should call your healthcare provider if any of these symptoms occur.

The most common side effects seen in Qsymia clinical studies were tingling in the hands and feet, dizziness, change in taste, trouble sleeping, constipation, and dry mouth.

About VIVUS

VIVUS® is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health for U.S., Europe and other world markets.  Qsymia (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity is approved in the U.S. Qsymia is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our lack of commercial experience with Qsymia in the U.S.; the timing of initiation and completion of the clinical studies required as part of the approval of Qsymia by the United States Food and Drug Administration, or FDA; the response from the FDA to the data that VIVUS will submit relating to post-approval clinical studies; the impact of the indicated uses and contraindications contained in the Qsymia label and the REMS requirements; the impact of distribution of Qsymia through a certified pharmacy network; that we may be required to provide further analysis of previously submitted clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, for the Marketing Authorization Application, or MAA, for Qsymia;  our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing experience; our reliance on third parties and our collaborative partners; our failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the CHMP’s 180-day list of outstanding issues and subsequent meetings and communications will be sufficient to satisfy the CHMP’s safety concerns regarding Qsymia, that the foreign authorities will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive foreign regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.

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